                                                           Exhibit 99.1


     CCC INFORMATION SERVICES REPORTS PRELIMINARY RESULTS REFLECTING REVENUE
      AND OPERATING INCOME IN-LINE WITH EXPECTATIONS. COMPANY ANNOUNCES THE APPLICATION OF THE EQUITY METHOD OF ACCOUNTING FOR ITS INVESTMENT IN
                                INSURQUOTE.

Chicago, IL,  January 27, 1999      Investor Relations Contact: (312) 222-4636,
                                    Ext. 7837

CCC Information Services Group Inc. (Nasdaq: CCCG), the leading provider of business solutions to the automobile claims industry, today announced 13.7% revenue growth for its fourth quarter ended December 31, 1998. It is important to note that net earnings in the attached table do not reflect the final determination of the equity interest in the losses, associated with CCC's investment in InsurQuote.

FOURTH QUARTER EVENTS

-    Revenues increased $6.0 million from prior year to $49.6 million.

-    Operating income recovers to $6.4 million.

- A joint venture with the Hearst Corporation was signed to develop products that will streamline the claims process in Europe.

- Application of the equity method of accounting for InsurQuote, a non-cash event.

QUARTERLY RESULTS

In announcing the results, David M. Phillips, Chairman and Chief Executive Officer, said, "We have just completed a quarter that begins our march back, reflecting operating income in line with expectations. As you remember, we were going to focus on current products and service revenue growth, freeze expenses and rationalize new initiatives that are not yielding near-term profits."

Fourth quarter 1998 revenues of $49.6 million were $6.0 million, or 13.7% higher than the same quarter last year. The increase in revenues was principally due to continued growth in the Company's outsourcing business as well as growth in the digital imaging product and collision estimating software licensing.

Fourth quarter operating income of $6.4 million declined $.7 million or 9.8% from the same quarter last year. Quarter-over-quarter operating margin declined from 16.3% in 1997 to 13.0% in 1998. Operating expenses increased $6.7 million or 18.3%, reflecting the growth in the claims outsourcing business, increased expenditures to improve service levels, product engineering expenses and new initiative expenses.

JOINT VENTURE

CCC and Hearst Corporation have agreed to establish a joint venture in Europe to exploit the opportunity to provide insurers and collision repair facilities with claims tools based on CCC's U.S. technology. The initial market focus is Europe, which is larger than the U.S. market. Under the provision of the joint venture, CCC owns 19.9%. A charge of $211 thousand was recorded in the fourth quarter of 1998 for CCC's share of the joint venture. Fourth quarter 1998 earnings per share, applicable to common stock on a diluted basis before the effect of the final accounting calculation for the equity loss from InsurQuote, of $0.17, was $0.01 or 5.5% below the fourth quarter of 1997 but improved from the third quarter diluted earnings per share of $0.11 per share. This amount reflects a gain on the redemption of preferred stock of $225 thousand and a slight reduction in our effective tax rate.

FULL YEAR RESULTS

Revenues for the year ended December 31, 1998 of $188.4 million are 18.4% higher than last year. The increase in revenue is primarily attributable to continued growth in the Company's outsourcing business as well as growth in the digital imaging product and collision estimating software licensing.

Operating income for the year ended December 31, 1998 of $22.9 million declined $2.8 million or 11.0% from last year. During 1998, the Company reported losses of approximately $9.5 million on new initiatives. Year-over-year operating margin declined from 16.2% in 1997 to 12.1% in 1998. Operating expenses increased $32.2 million or 24.1%, reflecting the growth in the claims outsourcing business, increased expenditures to improve our service level, product engineering expenses and new business initiatives.

Net income applicable to common stock, before the effect of the final calculation for the equity loss from InsurQuote, declined from $15.5 million in 1997 to $14.0 million, a decrease of 9.2%, for the year ended December 31, 1998.

Earnings per share, before the effect of the final calculation for the equity loss from InsurQuote, applicable to common stock on a diluted basis for the year decreased to $0.56, a 9.7% decrease from the $0.62 reported for the same period last year. In 1998, the Company recorded a one-time, $0.04 per share charge associated with the decision to relocate the processing operations of the Claims Settlement Division to South Dakota.

INSURQUOTE INVESTMENT

In February 1998, the Company made a $20 million investment in InsurQuote. Under the terms of the investment agreement, the existing management would retain managerial control of the enterprise and work toward accomplishing certain business goals, which, if accomplished, could result in substantial additional payments by CCC for the benefit of the founding shareholders of InsurQuote. Given CCC's 19.9% equity position and its limited involvement in the day-to-day operations of the company, CCC and its outside accountants determined that the cost method of accounting was appropriate to apply under these circumstances.

As part of the year-end closing process, the company's outside accountants again reviewed the nature of our relationship with InsurQuote, which was originally designed and structured to allow InsurQuote to operate without significant involvement from CCC. As a result of this review, and in light of current applications of generally accepted accounting principles (GAAP) and general views expressed by the SEC, the Company was advised that the equity method of accounting should be applied. Additionally, given InsurQuote's current stage of development and the absence of other substantial outside investors, CCC may record up to 100% of the losses incurred by InsurQuote, despite CCC's actual ownership of 19.9%. As required by GAAP, we will record this method retroactively.

Along with our outside accountants, we are calculating the impact of applying the equity method and currently can only estimate the non-cash charge to be between $3.5 million and $14.5 million after-tax for the year ended December 31, 1998.

Once this issue is fully quantified, CCC will schedule another conference call to discuss this matter in detail.

Mr. Phillips said, "Apart from this accounting issue, we are pleased with our investment and believe in the success of InsurQuote's unique product offerings."

OUTLOOK

The following statements are based on current expectations. Some of these statements are forward-looking and actual results may differ materially. Please see the Company's offering prospectus and 1997 Annual Report on Form 10-K for a discussion of associated risks.

Mr. Phillips commented on the Company's performance during the latest quarter and its outlook for future quarters, "The Company continues to bring cost growth in line with revenue growth. We will continue to spend to improve quality, but believe this will result in improved cost savings of $5.0 million per year. Additionally we have reduced new business initiatives and believe International, InsurQuote Underwriting Tools, ACCESS and Outsourcing will be profit contributors in 1999."

                                      *****

CCC Information Services Group Inc. is the automotive claims industry's leading provider of business solutions. Connecting people, processes and information, CCC's innovative technology-based capabilities ensure that the right information is always available - at the right time and to the right person - to make the right business decision.

                                      *****

             UNAUDITED AND SUBJECT TO FINAL ACCOUNTING DETERMINATION
              FOR THE EQUITY LOSS FROM INSURQUOTE

                       CCC INFORMATION SERVICES GROUP INC.
           CONDENSED OPERATING RESULTS AND SELECTED BALANCE SHEET DATA
                  THREE MONTHS AND YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         Three Months Ended                        Year Ended
CONDENSED OPERATING RESULTS                                  December 31,                         December 31,
                                                    ----------------------------       -------------------------------
                                                             (Unaudited)                (Unaudited)
                                                      1998              1997               1998              1997
                                                    --------         ---------           --------         ----------
Revenues                                            $ 49,551          $ 43,583           $188,437          $159,106
Operating expenses                                    43,123            36,460            165,565           133,401
                                                    --------          --------           --------          --------
Operating income                                       6,428             7,123             22,872            25,705
Interest expense                                        (132)              (33)              (258)             (139)
Other income, net                                        294               445              1,509             1,505
                                                    --------          --------           --------          --------
Income before income taxes                             6,590             7,535             24,123            27,071
Income tax provision                                  (2,582)           (3,017)            (9,915)          (11,239)
                                                    --------          --------           --------          --------
Net income before minority interest
   and equity losses                                   4,008             4,518             14,208            15,832
Minority share in earnings of subsidiary                 (15)                -                 (1)                -
Equity in net loss of joint venture                     (211)                -               (211)                -


EQUITY IN NET LOSS OF INSURQUOTE                NOT AVAILABLE                -      NOT AVAILABLE                 -
                                                -------------          -------      -------------            ------
NET INCOME                                             3,782             4,518             13,996            15,832
DIVIDENDS AND ACCRETION ON PREFERRED STOCK               228               (94)                43              (365)
                                                    --------          --------           --------          --------
NET INCOME APPLICABLE TO COMMON STOCK               $  4,010          $  4,424           $ 14,039          $ 15,467
                                                    --------          --------           --------          --------
                                                    --------          --------           --------          --------
PER SHARE DATA:
NET INCOME APPLICABLE TO COMMON STOCK
    - BASIC                                         $   0.17          $   0.18           $   0.57          $   0.65
                                                    --------          --------           --------          --------
                                                    --------          --------           --------          --------
    - DILUTED                                       $   0.17          $   0.18           $   0.56          $   0.62
                                                    --------          --------           --------          --------
                                                    --------          --------           --------          --------

Weighted average common and common
    equivalent shares outstanding

    - Basic                                           23,972            24,194             24,616            23,807
                                                    --------          --------           --------          --------
                                                    --------          --------           --------          --------
    - Diluted                                         24,297            25,182             25,188            24,959
                                                    --------          --------           --------          --------
                                                    --------          --------           --------          --------


                                                                      December 31,
                                                             ---------------------------
SELECTED BALANCE SHEET DATA                                      1998             1997
                                                             ------------      ---------
                                                             (Unaudited)
TOTAL ASSETS                                                  $90,678           $83,494
Mandatorily redeemable preferred stock                            688             5,054
STOCKHOLDERS' EQUITY                                           49,380            45,827

 NUMBERS ITALICIZED ARE UNAUDITED AND SUBJECT TO FINAL ACCOUNTING DETERMINATION
                      FOR THE EQUITY LOSS FROM INSURQUOTE